EXHIBIT 21.1

Subsidiaries of Sports Entertainment Gaming Global Corporation

The following is a list of the subsidiaries of Sports Entertainment Gaming Global Corporation (the “Company”) as of April 1, 2026:

Subsidiary Name	Jurisdiction of Organization
AutoLotto Inc.	Delaware
Global Gaming Enterprises Inc.	Delaware
ELECTRÓNICOS Y DE COMUNICACIÓN, S.A.P.I. DE C.V. (3)	Mexico
Juega Lotto (3)	Mexico
Tinbu LLC	Florida
LDC WinTogether Inc.	Texas
LDC IP Holdings Inc.	Delaware
Sports.com Media Group Ltd	United Kingdom
Sports.com Studios Ltd	United Kingdom
Lottery.com International LTD	United Kingdom
DotCom Ventures Inc.(4)	Nevada
Veloce ESports Ltd(5)	United Kingdom
Concerts.com	Nevada
Spektrum Ltd	Cyprus

Notes:

1. The Company owns, directly or indirectly, 100% of the outstanding equity interests of each subsidiary listed above, except where otherwise indicated.

2. Certain subsidiaries may be omitted from this list as permitted under Item 601(b)(21) of Regulation S-K because, considered in the aggregate, they would not constitute a significant subsidiary as of December 31, 2025.

3. 80% ownership through Global Gaming Enterprises Inc.

4. 51% ownership as of the date of this report

5. 68% ownership as of the date of this report.